EXHIBIT 10(xxx)

AMENDED AND RESTATED

CHANGE IN CONTROL AGREEMENT

This AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT is entered into as of the      day of             ,          (this “Agreement”), by and between THE FIRST AMERICAN CORPORATION, a California corporation (the “Company”), and                      (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company has determined that it is in the best interests of the Company, its subsidiaries, and the Company’s shareholders to assure that the Company and its subsidiaries will have the continued dedication of the Executive, notwithstanding the possibility, threat, or occurrence of a Change in Control (as defined below) of the Company;

WHEREAS, the Committee believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control and to encourage the Executive’s full attention and dedication to the Company and its subsidiaries currently and in the event of any threatened or pending Change in Control, and to provide the Executive with compensation and benefits arrangements upon a Change in Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations; and

WHEREAS, the Company and the Executive accordingly desire to enter into this Agreement on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, it is hereby agreed by and between the parties as follows:

1. Term of Agreement. This Agreement shall commence on the date hereof and shall continue through December 31,          (the “Original Term”); provided, however, that on such date and on each December 31 thereafter, the Original Term of this Agreement shall automatically be extended for one (1) additional year (each, an “Extended Term”) unless, not later than the preceding January 1 either party shall have given notice that such party does not wish to extend the term of this Agreement beyond the Original Term and any Extended Term; and provided, further, that if a Change in Control (as defined in paragraph 3 below) shall have occurred during the Original Term or any Extended Term of this Agreement, the term of this Agreement shall continue for a period of thirty-six (36) calendar months beyond the calendar month in which such Change in Control occurs (the Original Term, each Extended Term, if any, and such thirty-six (36) month period, collectively, the “Term”).

2. Employment After a Change in Control. If the Executive is in the employ of the Company (which for this purpose shall also include any subsidiary of the Company) on the date of a Change in Control, the Company hereby agrees to continue the Executive in its employ

(and/or, in the case of any subsidiary of the Company, the employ of such subsidiary) for the period commencing on the date of the Change in Control and ending on the last day of the Term of this Agreement. During the period of employment described in the foregoing provision of this paragraph 2 (the “Employment Period”), the Executive shall hold such position with the Company (which for this purpose shall also include any subsidiary of the Company) and exercise such authority and perform such executive duties as are commensurate with the Executive’s position, authority, and duties immediately prior to the Change in Control. The Executive agrees that during the Employment Period the Executive shall devote full business time exclusively to the executive duties described herein and perform such duties faithfully and efficiently; provided, however, that nothing in this Agreement shall prevent the Executive from voluntarily resigning from employment upon sixty (60) days’ written notice to the Company under circumstances which do not constitute a Termination (as defined below in paragraph 5).

3. Change in Control. For purposes of this Agreement, a “Change in Control” means the happening of any of the following:

(a) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if fifty percent (50%) or more of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation, or other reorganization is owned by persons who were not shareholders of the Company immediately prior to such merger, consolidation, or other reorganization.

(b) The sale, transfer, or other disposition of all or substantially all of the Company’s assets or the complete liquidation or dissolution of the Company.

(c) A change in the composition of the Board occurring within a two (2) year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either: (i) are directors of the Company as of the date of this Agreement, or (ii) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual not otherwise an Incumbent Director whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

(d) Any transaction as a result of which any person or group is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company representing at least twenty-five percent (25%) of the total voting power of the Company’s then outstanding voting securities. For purposes of this paragraph, the term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but shall exclude: (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a subsidiary of the Company; (ii) so long as a person does not thereafter increase such person’s beneficial ownership of the total voting power represented by the Company’s then outstanding voting securities, a person whose beneficial ownership of the total voting power represented by the Company’s then outstanding voting securities increases to twenty-five percent (25%) or more as a result of the acquisition of voting securities of the Company by the Company which reduces the number of such voting securities then outstanding; or (iii) so long as a person does not thereafter increase such person’s beneficial ownership of the total voting power represented by the Company’s then outstanding voting securities, a person that acquires directly from the Company securities of the Company representing at least twenty-five percent (25%) of the total voting power represented by the Company’s then outstanding voting securities.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

4. Compensation During the Employment Period. During the Employment Period, the Executive shall be compensated as follows:

(a) The Executive shall receive an annual salary which is not less than his or her annual salary immediately prior to the Employment Period and shall be eligible to receive an increase in annual salary which is not materially less favorable to the Executive than increases in salary granted by the Company for executives with comparable duties;

(b) The Executive shall be eligible to participate in short-term and long-term cash-based incentive compensation plans which, in the aggregate, provide bonus opportunities which are not materially less favorable to the Executive than the greater of: (i) the opportunities provided by the Company for executives with comparable duties; and (ii) the opportunities provided to the Executive under all such plans in which the Executive was participating prior to the Employment Period;

(c) The Executive shall be eligible to participate in stock option, performance awards, restricted stock, and other equity-based incentive compensation plans on a basis not materially less favorable to the Executive than that applicable: (i) to the Executive immediately prior to the Employment Period; or (ii) to other executives of the Company with comparable duties; and

(d) The Executive shall be eligible to receive employee benefits (including, but not limited to, tax-qualified and nonqualified savings plan benefits, medical insurance, disability income protection, life insurance coverage, and death benefits) and perquisites (including, without limitation, a Company vehicle and Company-paid or assisted membership dues) which are not materially less favorable to the Executive than: (i) the employee benefits and perquisites provided by the Company to executives with comparable duties; or (ii) the employee benefits and perquisites to which the Executive would be entitled under the Company’s employee benefit plans and perquisites as in effect immediately prior to the Employment Period.

5. Termination. For purposes of this Agreement, the term “Termination” shall mean: (a) termination of the employment of the Executive during the Employment Period by the Company for any reason other than death, Disability (as defined below), or Cause (as defined below); (b) termination of the employment of the Executive during the Window Period by the Executive for any reason whatsoever; or (c) termination of the employment of the Executive during the Employment Period (other than during the Window Period) by the Executive for Good Reason (as defined below).

Notwithstanding anything in this Agreement to the contrary, if: (a) the Executive’s employment is terminated within six (6) months prior to the actual occurrence of a Change in Control for reasons that would constitute a Termination if it had occurred following a Change in Control; (b) the Executive reasonably demonstrates that such termination (or Good Reason event) was at the request of a third party who had indicated an intention or had taken steps reasonably calculated to effect a Change in Control; and (c) a Change in Control involving such third party (or a party competing with such third party to effectuate a Change in Control) does occur, then for purposes of this Agreement, the date immediately prior to the date of such termination of employment or event constituting Good Reason shall be treated as a Change in Control and such termination shall be treated as a Termination. For purposes of determining the timing of payments and benefits to the Executive under this Agreement as a result of this paragraph, payment shall be made in accordance with the provisions of Section 6(a).

The date of the Executive’s Termination under this paragraph 5 shall be the date of the Executive’s “Separation from Service” (as defined under Section 409A of the Internal Revenue Code (the “Code”)).

For purposes of this Agreement, “Disability” means such physical or mental disability or infirmity of the Executive which, in the opinion of a competent physician, renders the Executive unable to perform properly his or her duties set forth in paragraph 2 of this Agreement, and as a result of which the Executive is unable to perform such duties for six (6) consecutive calendar months or for shorter periods aggregating one hundred eighty (180) business days in any twelve (12) month period. For purposes of this paragraph, a competent physician shall be a physician mutually agreed upon by the Executive and the Board. If a mutual agreement cannot be reached, the Executive shall designate a physician and the Board shall designate a physician and these two physicians shall select a third physician who shall be the “competent physician.”

For purposes of this Agreement, the term “Cause” means: (a) the willful and continued failure by the Executive to substantially perform the Executive’s duties with the Company (which for purposes of this paragraph shall also include subsidiaries of the Company) after written notification by the Board; (b) the willful engaging by the Executive in conduct which is demonstrably injurious to the Company, monetarily or otherwise; or (c) the engaging by the Executive in egregious misconduct involving serious moral turpitude. For purposes of this Agreement, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that such action was in the best interest of the Company.

For purposes of this Agreement, the term “Window Period” means the period commencing on the first anniversary of the Change in Control and ending at 5:00 p.m., Los Angeles time, on the thirtieth (30th) day thereafter.

For purposes of this Agreement, the term “Good Reason” means, without the Executive’s express written consent, the occurrence after a Change in Control of any of the following circumstances:

(a) The assignment to the Executive by the Company of duties which, in the reasonable determination of the Executive, are a significant adverse alteration in the nature or status of the Executive’s position, responsibilities, duties, or conditions of employment from those in effect immediately prior to the occurrence of the Change in Control; or any other action by the Company that, in the reasonable determination of the Executive, results in a material diminution in the Executive’s position, authority, duties, or responsibilities from those in effect immediately prior to the occurrence of the Change in Control;

(b) A reduction in the Executive’s annual base compensation as in effect on the occurrence of the Change in Control;

(c) The relocation of the Company’s offices at which the Executive is principally employed immediately prior to the Change in Control (the “Principal Location”) to a location more than fifty (50) miles from such location or the Company’s requiring the Executive to be based anywhere other than the Principal Location, except for required travel on the Company’s business to an extent substantially consistent with the Executive’s business travel obligations prior to the Change in Control;

(d) The Company’s failure to pay to the Executive any portion of the Executive’s compensation or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company within ten (10) days of the date such compensation is due; or

(e) The Company’s failure to continue in effect any material compensation or benefit plan or practice in which the Executive is eligible to participate on the occurrence of the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan or practice, or the Company’s failure to continue the Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Executive’s participation relative to other participants, as existed at the time of the Change in Control.

6. Severance Payments and Benefits. Subject to the provisions of paragraph 8 below, in the event of a Termination, in lieu of the amount otherwise payable under paragraph 4 above, the Company shall:

(a) Pay the Executive a lump-sum payment in cash no later than ten (10) business days after the date of Termination equal to the sum of:

(i) The sum of: (A) the Executive’s base salary through and including the date of Termination and any bonus amounts which have become payable, to the extent either has not theretofore been paid; (B) a pro rata portion of the Executive’s annual bonus for the fiscal year in which the date of Termination occurs in an amount equal to: (1) the Executive’s Bonus Amount (as defined below), multiplied by (2) a fraction, the numerator of which is the number of days in the fiscal year in which the date of Termination occurs through and including the date of Termination, and the denominator of which is three hundred sixty-five (365); (C) accrued and unpaid vacation pay through and including the date of Termination; and (D) unreimbursed business expenses through and including the date of Termination;

(ii) An amount equal to the product of the Applicable Multiple (as defined below) and the Executive’s annual salary in effect immediately prior to the date of Termination; and

(iii) An amount equal to the product of the Applicable Multiple and the Executive’s Bonus Amount;

Notwithstanding the provisions of this paragraph 6(a), with respect to any amounts which constitute a deferral of compensation subject to Code Section 409A and provided the Executive is a “Specified Employee” (as defined under Code Section 409A), such amounts shall be paid to the Executive on the date which is six (6) months after his or her date of Separation from Service.

(b) Continue to provide the Executive (and, if applicable, the Executive’s dependents), for a twenty-four (24) month period following the date of Termination, with the same level of benefits described in paragraph 4(d) of this Agreement upon substantially the same terms and conditions (including contributions required by the Executive for such benefits) as existed immediately prior to the date of Termination (or, if more favorable to the Executive, as such benefits and terms and conditions existed immediately prior to the Change of Control), provided, that if the Executive cannot continue to participate in the Company plans providing such benefits, the Company shall otherwise provide such benefits on the same after-tax basis as if continued participation had been permitted, and further provided the amount of expenses eligible for reimbursement during the Executive’s taxable year shall not affect the expenses eligible for reimbursement in any other taxable year. Notwithstanding the foregoing provisions of this paragraph, in the event the Executive becomes reemployed with another employer and becomes eligible to receive welfare benefits from such employer, the welfare benefits described in this Agreement shall be secondary to such benefits during the period of the Executive’s eligibility, but only to the extent that the Company reimburses the Executive for any increased cost and provides any additional benefits necessary to give the Executive the benefits provided hereunder.

For purposes of this Agreement, the term “Applicable Multiple” means: (a) in the case of termination of the employment of the Executive during the Window Period by the Executive for any reason whatsoever, two (2); or (b) in the case of (i) termination of the employment of the Executive during the Employment Period by the Company for any reason other than death, Disability, or Cause and (ii) termination of the employment of the Executive during the Employment Period (other than during the Window Period) by the Executive for Good Reason, three (3).

For purposes of this Agreement, the term “Bonus Amount” means the highest annual discretionary incentive bonus (including cash bonuses and stock bonuses) earned by the Executive from the Company and its subsidiaries during the last four (4) completed fiscal years of the Company immediately preceding the date of Termination (annualized in the event the Executive was not employed by the Company and/or any of its subsidiaries for the whole of any such fiscal year).

7. Make-Whole Payments. Under certain circumstances following a Change in Control, a portion of the present value of the benefits payable either under the Agreement or otherwise, or upon the acceleration of the vesting of outstanding stock options, restricted stock and performance shares could be subject to an excise tax imposed by Section 4999 of the Code and/or any similar tax that may hereafter be imposed under any successor provision or by any taxing authority (collectively, the “Excise Taxes”) and be nondeductible by the Company. The Company agrees to reimburse the Executive for any such Excise Taxes, together with any additional excise or income taxes resulting from such reimbursement, whether or not the employment of the Executive has been terminated. The Company will make such payment to the Executive by the end of the Executive’s taxable year next following the Executive’s taxable year in which he remits the related taxes.

8. Withholding. All payments to the Executive under this Agreement will be subject to all applicable withholding of state and federal taxes.

9. Arbitration of All Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in Santa Ana, California, in accordance with the laws of the state of California or such other location mutually agreeable to the parties, by three (3) arbitrators appointed by the parties. If the parties cannot agree on the appointment of the arbitrators, one shall be appointed by the Company and one by the Executive and the third shall be appointed by the first two arbitrators. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators which shall be as provided in this paragraph 9. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In the event that it shall be necessary or desirable, as determined by the Executive in his or her sole discretion, for the Executive to retain legal counsel or incur other costs and expenses in connection with interpretation or enforcement of his or her rights under this Agreement, the Company shall pay (or the Executive shall be entitled to recover from the Company, as the case may be) his or her reasonable attorneys’ fees and costs and expenses in connection with interpretation or enforcement of his or her rights (including the enforcement of any arbitration award in court). Payments shall be made to the Executive at the time such fees, costs, and expenses are incurred. If, however, the arbitrators shall determine that, under the circumstances, payment by the Company of all or a part of any such fees and costs and expenses would be unjust, the Executive shall repay such amounts to the Company in accordance with the order of the arbitrators. Any award of the arbitrators shall include interest at a rate or rates considered just under the circumstances by the arbitrators.

10. Mitigation and Set-Off. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise. The Company shall not be entitled to set off against the amounts payable to the Executive under this Agreement any amounts owed to the Company by the Executive, any amounts earned by the Executive in other employment after termination of his employment with the Company, or any amounts which might have been earned by the Executive in other employment had he or she sought such other employment.

11. Notices. Any notice of Termination of the Executive’s employment by the Company or the Executive for any reason shall be upon no less than ten (10) days’ and no greater than thirty (30) days’ advance written notice to the other party. Any notices, requests, demands, and other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to the Executive at the last address he or she has filed in writing with the Company or, in the case of the Company, to the attention of the Secretary of the Company, at its principal executive offices.

12. Non-Alienation. The Executive shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any amounts provided under this Agreement; and no benefits payable hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law. Nothing in this paragraph shall limit the Executive’s rights or powers to dispose of his or her property by will or limit any rights or powers which his or her executor or administrator would otherwise have.

13. Governing Law. The provisions of this Agreement shall be construed in accordance with the laws of the state of California, without application of conflict of laws provisions thereunder.

14. Amendment. This Agreement may not be amended, modified, waived, or terminated except by mutual agreement of the parties in writing.

15. Heirs of the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive should die while any amounts are still payable to the Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.

16. Successors to the Company. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company. The Company shall require: (a) any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; and (b) the parent entity of any successor in such business combination to guarantee the performance of such successor hereunder. Failure of the Company to obtain such assumption and agreement (and, if applicable, such guarantee) prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to receive compensation from the Company in the same amount and on the same terms to which the Executive would be entitled hereunder if the Executive terminated the Executive’s employment for Good Reason following a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of Termination. Unless expressly provided otherwise, the term “Company” as used herein shall mean the Company as defined in this Agreement and any successor to its business and/or assets as aforesaid.

17. Reimbursement of Expenses. To the extent this Agreement provides for the reimbursement of expenses which are not specifically excluded from Code Section 409A, such expenses shall be eligible for reimbursement for the lifetime of the Executive, and the amount of expenses eligible for reimbursement during the Executive’s taxable year shall not affect the expenses eligible for reimbursement in any other taxable year.

18. Employment Status. Nothing herein contained shall be deemed to create an employment agreement between the Company and the Executive, providing for the employment of the Executive by the Company for any fixed period of time. The Executive’s employment with the Company is terminable at will by the Company or the Executive and each shall have the right to terminate the Executive’s employment with the Company at any time, with or without Cause, subject to: (a) the notice provisions of paragraphs 2, 5, and 11, and (n) the Company’s obligation to provide severance payments as required by paragraph 6. Except as otherwise provided in paragraph 5 of this Agreement, upon a termination of the Executive’s employment prior to the date of a Change in Control, there shall be no further rights under this Agreement.

19. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

20. Counterparts. This Agreement may be executed in two (2) or more counterparts, any one (1) of which shall be deemed the original without reference to the other.

21. Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral and written, with respect thereto (including any prior

Change in Control Agreement between the parties); provided, for the avoidance of doubt, that this Agreement does not supersede all or any portion (including, without limitation, any provision governing the effect of any change in control) of any benefit plan or compensation plan of the Company, including, without limitation, The First American Corporation Executive Supplemental Benefit Plan, The First American Corporation Management Supplemental Benefit Plan, The First American Corporation 2006 Incentive Compensation Plan (and any agreement executed in connection therewith), The First American Corporation 1996 Stock Option Plan (and any agreement executed in connection therewith). Any reference to any prior Change in Control Agreement between the parties shall from and after the date hereof be deemed to be a reference to this Agreement.

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IN WITNESS WHEREOF, the Executive has hereunto set his or her hand and, pursuant to the authorization from the Committee, the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

“Executive”

THE FIRST AMERICAN CORPORATION

PARKER S. KENNEDY
Chairman and Chief Executive Officer